Exhibit 10.1.8

WESTERN DIGITAL CORPORATION
INCENTIVE COMPENSATION PLAN

As Amended and Restated August 5, 2015

1.	Purpose.
The purpose of this Western Digital Corporation Incentive Compensation Plan (this “Plan”) is to promote the success of Western Digital Corporation, a Delaware corporation (the “Company”), by (i) compensating and rewarding participating employees with bonuses for the achievement of pre-established performance goals, (ii) motivating such employees by giving them opportunities to receive bonuses directly related to such performance, and (iii) retaining employees by offering them an opportunity to share in the Company’s success. Bonuses paid to the Company’s executive officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended) (“Executive Officers”) in accordance with this Plan constitute cash awards paid under and pursuant to the Company’s Amended and Restated 2004 Performance Incentive Plan (the “2004 Plan”).

2.	Definitions.
“2004 Plan” has the meaning ascribed to such term in Section 1 of this Plan.
“Administrator” means the Compensation Committee with respect to Participants who are Executive Officers, and for all other Participants means the Chief Executive Officer of the Company or any other officer of the Company (within his delegated authority) to whom the Chief Executive Officer has delegated authority under this Plan in accordance with Section 3.1.
“Award” means an award to each Participant of an opportunity to receive a Bonus under this Plan, subject to the terms and conditions of this Plan.
“Eligible Wages” for any Performance Period means the amount of wages paid to a Participant by the Company and its Subsidiaries during that Performance Period, exclusive of any commissions, bonuses or other actual or imputed income from any benefits, stock or incentive awards, or perquisites provided by the Company or a Subsidiary, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code.
“Executive Officers” has the meaning ascribed to such term in Section 1 of this Plan.
“Bonus” means the cash payment payable to a Participant under this Plan.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning ascribed to such term in Section 1 of this Plan.
“Company Bonus” means the Bonus (if any) payable to a Participant pursuant to Section 4.1 of this Plan.
“Company Bonus Pool” has the meaning ascribed to such term in Section 4.1(d) of this Plan.
“Company Funding Percentage” has the meaning ascribed to such term in Section 4.1(b) of this Plan.
“Company Performance Criteria” means, with respect to an Award, the performance goals for the Company established by the Administrator for the Award pursuant to Section 4.1(a) of this Plan; provided, that for purposes of any Bonus payable to an Executive Officer, the Company Performance Criteria shall be based on “Business Criteria,” as such term is defined in the 2004 Plan or such other criteria as the Administrator may select in its discretion.
“Company Performance Percentage” has the meaning ascribed to such term in Section 4.1(a) of this Plan.
“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.
“Discretionary Bonus” means the Bonus (if any) payable to a Participant pursuant to Section 4.2 of this Plan.
“Discretionary Bonus Pool” has the meaning ascribed to such term in Section 4.2 of this Plan.
“Discretionary Funding Percentage” has the meaning ascribed to such term in Section 4.2(b) of this Plan.
“Individual Performance Factor” has the meaning ascribed to such term in Section 4.l(c) of this Plan.
“Participant” means an employee of the Company or one of its Subsidiaries who is eligible to participate in this Plan based on such employee’s level as determined by the Company, or who is otherwise selected to participate in this Plan by the Administrator.
“Performance Period” means the period covered by an Award granted under this Plan. Unless otherwise determined by the Administrator, the Performance Period will be the period beginning on the first day of the Company’s first fiscal quarter and ending on the last day of the Company’s second fiscal quarter or the period beginning on the first day of the Company’s third fiscal quarter and ending on the last day of the Company’s fourth fiscal quarter, as applicable.

“Plan” has the meaning ascribed to such term in Section 1 of this Plan.
“Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.
“Target Bonus” with respect to an Award means the amount obtained by multiplying (i) the Participant’s Eligible Wages, by (ii) such Participant’s Target Bonus Percentage as in effect at the end of the Performance Period applicable to such Award.
“Target Bonus Percentage” means a Participant’s target bonus opportunity, expressed as a percentage of Eligible Wages, as determined from time to time by the Company (or the Committee, with respect to any Executive Officer) based on such Participant’s level or such other target bonus opportunity percentage as may be determined from time to time by the Administrator.

3.	Administration of the Plan.

3.1
The Administrator. This Plan shall be administered by the Administrator; provided, however, that, with respect to Participants who are not Executive Officers, the Chief Executive Officer may delegate to one or more officers of the Company or any Subsidiary some or all of the Administrator’s authority under this Plan with respect to one or more Awards.

3.2
Powers of the Administrator. Subject to the express provisions of this Plan and, as applicable, the 2004 Plan, the Administrator shall have responsibility for the administration of this Plan in accordance with its terms, including without limitation the authority to (i) determine eligibility to participate in this Plan and, from those individuals determined to be eligible, the particular individuals who will receive an Award under this Plan, and (ii) establish the terms and conditions applicable to each Award. The Administrator shall have the authority to construe and interpret this Plan and any agreements or other document relating to Awards under this Plan, may adopt rules and regulations relating to the administration of this Plan, and shall exercise all other duties and powers conferred on it by this Plan. Any determination by the Administrator shall be final and binding on all Participants.

4.	Bonus Provisions.

4.1	Determination of Company Bonus. The Company Bonus payable with respect to an Award (if any) will be determined under clauses (a), (b), (c) and (d) of this Section 4.1.

(a).
Company Performance Percentage. The Administrator shall establish one or more Company Performance Criteria for the applicable Performance Period and shall provide a formula for measuring the Company’s performance during such Performance Period relative to such Company

Performance Criteria. The formula provided by the Administrator shall yield a measurement of performance ranging from a minimum of zero percent (0%) to two hundred percent (200%), or such other maximum as the Administrator shall determine. At the end of the applicable Performance Period and based upon the formula established by the Administrator, the Administrator shall determine the performance percentage achieved by the Company’s performance during such Performance Period (the “Company Performance Percentage”).

(b).
Funding Percentage. In the event that the Company Performance Percentage for a Performance Period equals or exceeds such percentage as the Administrator determines in its discretion, the Administrator may allocate a portion of the Company Performance Percentage as it determines to be used for determining a Discretionary Bonus to be paid to Participants at the end of the applicable Performance Period pursuant to Section 4.2 below (such percentage is hereinafter referred to as the “Discretionary Funding Percentage”). The remainder of the Company Performance Percentage not allocated by the Administrator pursuant to the foregoing sentence shall equal the “Company Funding Percentage” and shall be used for determining the Company Bonus to be paid to Participants at the end of the applicable Performance Period pursuant to Section 4.1(d) below. By way of example and assuming the Administrator allocates ten percent (10%) of the Company Performance Percentage to the Discretionary Funding Percentage, if the Company Performance Percentage for a Performance Period equals one hundred and fifty percent (150%), a Discretionary Funding Percentage may be allocated by the Administrator for such Performance Period in an amount not to exceed fifteen percent (15%) and, in such case, the Company Funding Percentage for such Performance Period shall not be less than one hundred and thirty-five percent (135%).

(c).
Individual Performance. At the end of each Performance Period, the Administrator shall evaluate, or cause to be evaluated, the performance of each Participant during the applicable Performance Period and shall designate a measurement for such Participant’s performance during the applicable Performance Period ranging from a minimum of zero (0.0) up to a maximum of three (3.0), or such other amount as determined by the Administrator (the “Individual Performance Factor”). The Individual Performance Factor applicable to a Participant shall be determined in accordance with instructions and/or procedures established from time to time by the Administrator.

(d).
Bonus Determination. The amount of the Company Bonus payable to a Participant for the applicable Performance Period shall be determined by multiplying (i) the Participant’s Target Bonus, by (ii) the Company Funding Percentage, by (iii) the Individual Performance Factor applicable to such

Participant; provided, however, the Administrator may in its sole discretion increase, reduce or eliminate such Bonus based on such factors as the Administrator determines appropriate; provided, further, that in no event shall (x) the Company Bonus for any Award exceed an amount equal to three (3) times the Target Bonus for such Award, or (y) the aggregate amount of all Company Bonuses under this Plan for a Performance Period exceed the Company Bonus Pool (defined below) for that Performance Period. For purposes hereof, “Company Bonus Pool” means the amount obtained by multiplying the aggregate of all Target Bonuses for Awards granted during the Performance Period (excluding Awards that terminate pursuant to Section 4.4) by the Company Funding Percentage.

4.2
Determination of Discretionary Bonuses. In addition to any Company Bonus payable to a Participant pursuant to Section 4.1 above and subject to the limitations in this Section 4.2, the Administrator may award Discretionary Bonuses to one or more Participants in any amount as it determines appropriate in its sole discretion. The aggregate of all Discretionary Bonuses payable by the Administrator during a Performance Period shall not exceed the Discretionary Bonus Pool (defined below) for that Performance Period. For purposes hereof, “Discretionary Bonus Pool” means the amount obtained by multiplying the aggregate of all Target Bonuses for Awards granted during the Performance Period (excluding Awards that terminate pursuant to Section 4.4) by the Discretionary Funding Percentage.

4.3
Newly Hired Employees. Unless otherwise provided by the Administrator, in the event that an individual commences employment with the Company during a Performance Period at a level that has been determined by the Company to be eligible for participation in this Plan for that Performance Period, such individual shall be eligible to receive a Bonus under this Plan for that Performance Period in accordance with this Section 4, provided that such individual’s Target Bonus shall be based on the Eligible Wages the individual actually received during that Performance Period. In addition, an individual must be employed by the Company for at least one month of a Performance Period to be eligible to receive a Bonus during such Performance Period.

4.4	Termination of Employment.

(a).
Unless otherwise expressly provided under a separate Company plan or written contract with the Company, in the event that a Participant’s employment with the Company and its Subsidiaries terminates (regardless of the reason for such termination of employment, whether voluntarily or involuntarily, with or without cause, or due to the Participant’s death or disability) at any time during the Performance Period applicable to an Award granted to that Participant, such Award shall immediately terminate upon such termination of employment, and the Participant shall not be entitled to any Bonus payment in respect of such Award.

(b).
Unless otherwise expressly provided under a separate Company plan or written contract with the Company, in the event that a Participant’s employment with the Company and its Subsidiaries terminates (regardless of the reason for such termination of employment, whether voluntarily or involuntarily, with or without cause, or due to the Participant’s death or disability) after the close of the Performance Period but prior to the Company paying out Bonuses to Participants with respect to such Performance Period, such Participant’s eligibility for a Bonus shall immediately terminate upon such termination of employment, and the Participant shall not be entitled to any Bonus payment.

4.5
Adjustments; Early Termination. The Administrator shall have discretion to adjust the performance measures, performance goals, relative weights of the measures, and other provisions of then-outstanding Awards under this Plan to reflect (1) any material change in corporate capitalization, any corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company, (2) any change in accounting policies or practices or applicable law, (3) the effects of any special charges to the Company’s earnings, or (4) any other special, material or nonrecurring circumstances or extraordinary events. Notwithstanding any other provision herein, the Administrator shall have discretion to terminate any Award granted hereunder in connection with any merger, reorganization or other corporation transaction, as the Administrator may determine in its sole discretion.

4.6
Administrator Discretion to Determine Bonuses. The Administrator has the sole discretion to determine the performance goals and criteria for each Award (in accordance with this Section 4) and whether all or any portion of the amount so calculated will be paid, subject in all cases to the terms, conditions and limits of this Plan and of any other written commitment authorized by the Company. To this same extent, the Administrator may at any time establish additional conditions and terms of an Award or for the payment of Bonuses (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as the Administrator may deem desirable in carrying out the purposes of this Plan and may take into account such other factors as the Administrator deems appropriate in administering any aspect of this Plan.

4.7
Form and Time of Payment. Any Bonuses shall be paid in cash (subject to tax withholding pursuant to Section 5.5) as soon as reasonably practicable following the determination of the Bonus amount pursuant to Sections 4.1 and 4.2 of this Plan, but in no event later than (a) March 15 of the year following the year in which such Bonus is earned, or (b) if later, the last day of the period ending on the 15th day of the third month following the end of the Company’s fiscal year in which such Bonus is earned, in each case, in accordance with Treasury Regulation Section 1.409A-1(b)(4)(i).

5.	General Provisions.

5.1	Rights of Participants.

(c).
No Right to Awards or Continued Employment. Neither the establishment of this Plan, nor the provision for or payment of any amounts hereunder, nor any action of the Company or any of its officers, employees or directors in respect of this Plan shall be held or construed to confer upon any person any legal right to receive, an Award or any other benefit under the Plan. Nothing contained in this Plan (or in any other documents evidencing any Award under this Plan) shall confer upon any employee or Participant any right to continue in the employ of the Company or any Subsidiary, constitute any contract or agreement of employment, nor shall interfere in any way with the right of the Company or any Subsidiary to change any person’s compensation or other benefits, or to terminate his employment, with or without cause. Nothing in this Section 5.1(a), however, is intended to adversely affect any express independent right of such person under a separate written employment contract.

(d).
Plan Not Funded. Awards payable under this Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such Awards. No Participant or other person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of any Award hereunder. Neither the provisions of this Plan (nor of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant or other person. To the extent that a Participant or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

5.2
Non-Transferability of Benefits and Interests. Except as expressly provided by the Administrator, all Awards are non-transferable, and no benefit payable under this Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge.

5.3
Discretion of Company and Administrator. Any decision made or action taken by, or inaction of, the Company or the Administrator arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such person or entity and shall be conclusive and binding upon all persons. Neither the Administrator, nor any person acting at the direction thereof, nor any member of the Company’s Board of Directors shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any Award made under this Plan).

5.4
Governing Law. All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of the State of Delaware, without regard to the choice of law principles thereof.

5.5
Tax Withholding. Upon the payment of any Bonus, the Company shall have the right to deduct the amount of any federal, state or local taxes that the Company or any Subsidiary may be required to withhold with respect to such payment.

5.6
No Vested Rights; Amendments, Suspension or Termination of Plan. No Participant shall have, at any time, a vested right to any benefit under this Plan. The Company or the Administrator may at any time terminate, amend, modify or suspend this Plan, in whole or in part and/or with respect to any or all Participants.

5.7
Captions; Construction. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof. The masculine pronoun shall include the feminine pronoun and the feminine pronoun shall include the masculine pronoun and the singular pronoun shall include the plural pronoun and the plural pronoun shall include the singular pronoun, unless the context clearly indicates otherwise.

5.8	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Company to grant awards or authorize any other compensation under any other plan or authority.

5.9
Code Section 409A. Company’s intent is that any payments and benefits paid under this Plan be exempt from, or comply with, Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in accordance therewith. Each payment under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.

5.10	Effective Date. This Plan is effective as of August 5, 2015.